NATHANIEL ENERGY ANNOUNCES SUCCESSFUL PROOF OF PROCESS OF THERMAL COMBUSTOR(TM) TECHNOLOGY IN ITALY AND PROVIDES UPDATE ON PROJECT

ENGLEWOOD, Colo., November 2, 2004/PRNewswire-FirstCall/ -- Nathaniel Energy Corporation (OTC BB) a leader in renewable energy, announces the successful gasification of refuse derived fuel (RDF) in Italy, proving that its patented technology is successful and viable on a commercial level.

The Company successfully gasified and combusted RDF and produced over one megawatt of electricity with one of its Thermal Combustors(TM) in Cologna, Veneta, Italy.

Although the Company proved out its technology, the Company was unable to complete the functionality test process required under its contract to receive its first payment of $1,500,000 representing 50% of its total contract price. Nathaniel Energy stopped the testing process to address the poor quality fuel being supplied by other contract parties that is and remains outside the specifications and densification requirements to successfully operate the Thermal Combustors.(TM)

We believe that it was necessary for the company to stop the testing process to protect equipment from damage and to discuss the contract issues surrounding the fuel specifications with the other contract parties. To date we are continuing a dialog with the other parties, but we have not come to a mutual understanding to address the contract issues. We have retained Sonnenschein Nath & Rosenthal LLP as special counsel to preserve the company's rights and remedies, and to protect our interests with respect to the contract.

The one Thermal Combustor(TM) successfully gasifying waste in Italy proves that the company's technology is viable for commercialization on a wide scale level in the 5 - 50 Megawatt markets. Nathaniel Energy is currently focusing on its plan to market its technology to niche energy markets.

"This is a major event for Nathaniel Energy, as the first of our next generation Thermal Combustors(TM) are successfully gasifying waste. I am extremely excited and optimistic with the future prospects for the technology. Nathaniel Energy is committed to providing reliable, clean energy solutions. The demand for our technology has been increasing and we are currently evaluating several project offers worldwide", says George Cretecos, Chief Operating Officer of Nathaniel Energy.

"Witnessing the Thermal Combustor(TM) perform as it was designed and proving it on a commercial scale was one of the high points of my career. This technology will be in the forefront of the biomass conversion industry in the years to come. The performance of the technology was spectacular considering the circumstances in which it was started up and tested. I believe this was a real breakthrough for gasification and combustion technology", says James G. Taylor, P.E. Senior Project Manager, Merrick & Company.

About Nathaniel Energy Corporation

Nathaniel Energy www.nathanielenergy.com provides industry with an alternative energy comparable to that of fossil fuels. Its proprietary patented technology, the Thermal Combustor(TM) , is a 2-stage gasification system designed to gasify municipal solid waste, biomass, tires and any other solid, carbon-based materials into inexpensive electrical and thermal energy, while exceeding the most stringent EPA and European Union regulations. By converting waste material into valuable process heat and electricity using best available technology. Nathaniel Energy is able to provide a total solution to select industrial and municipal customers.

About Sonnenschein Nath & Rosenthal LLP

Sonnenschein Nath & Rosenthal LLP www.sonnenschein.com A law firm with 700 attorneys and other professionals in nine U.S. offices and a global reach throughout Europe, Asia, the Middle East, Latin America and Canada, Sonnenschein serves many of the world's largest and best-known businesses, nonprofits and individuals. Founded in 1906, the firm is a leader in innovative legal services, serving its clients through integrated, inter-office cooperation and teamwork among practice groups to provide efficient, effective and timely legal services and business counseling.

About Merrick & Company

Merrick & Company www.merrick.com Founded in 1955, an employee owned professional engineering and services firm. Merrick provides architecture and engineering services for special use buildings, design of equipment and facilities for high containment research and material processing, consulting and design services for biomass-to-energy conversion and infrastructure improvements, and geographic information systems (GIS) and survey services. Merrick builds quality solutions with offices in Aurora and Colorado Springs, CO; Los Alamos and Albuquerque, NM; Atlanta, GA, and Guadalajara, MX.


Certain information contained in this press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this press release or which are otherwise made by or on behalf of us. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "explore," "consider," "anticipate," "intend," "could," "estimate," "plan," or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. Factors that may affect our results include, but are not limited to, the risks and uncertainties associated with:

o Our ability to reach a resolution of the disputes surrounding our contracts for the Italy project.
o Risks as to whether we will prevail in any proceeding to enforce our rights under the Italy project contracts.

We are also subject to other risks detailed from time to time in our Securities and Exchange Commission filings. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor       Relations,        Tami       Kamarauskas,        +1-815-726-8720,
tkamarauskas@nathanielenergy.com,     of    Nathaniel    Energy     Corporation.
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